Filed pursuant to Rule 433
Registration No. 333-147834
March 19, 2008
BRITISH TELECOMMUNICATIONS PLC
$250,000,000 5.15% Notes due 2013
PRICING TERM SHEET

Issuer:	British Telecommunications plc

Security:	5.15% Notes due January 15, 2013

Further Issuance:	The notes are a further issuance of the $600,000,000 principal amount of the 5.15% Notes due January 15, 2013 that we issued on December 12, 2007 (the “December notes”). The notes offered hereby will form a single series with the December notes and will have the same terms other than the initial offering price. The notes will have the same CUSIP number and will trade interchangeably with the December notes immediately upon settlement. Upon completion of this offering, $850,000,000 aggregate principal amount of 5.15% Notes due January 15, 2013 will be outstanding.

Size:	$250,000,000

Maturity Date:	January 15, 2013

Coupon:	5.15%

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2008

Price to Public:	98.438% plus accrued interest from December 12, 2007

Aggregate Accrued Interest:	105 days = $3,755,208.33

Benchmark Treasury:	2.750% due February 2013

Benchmark Treasury Spot and Yield:	101-31 3/4, 2.321%

Spread to Benchmark Treasury:	+ 320 bps

Yield:	5.521%

Optional Redemption:	Treasury Rate plus 0.30%

Trade Date:	March 19, 2008

Expected Settlement Date:	March 27, 2008 (T+5)

Denominations:	$100,000 x $1,000

CUSIP:	11102A AB7

ISIN:	US11102AAB70

Anticipated Ratings:	Moody’s: Baa1 (stable outlook)
S&P: BBB+ (stable outlook)
Fitch: BBB+ (stable outlook)

U.S. Federal Income Taxation:	The notes should form part of a “qualified reopening” for U.S. federal income tax purposes and, therefore, should be treated as fungible with the December notes for U.S. federal income tax purposes.

If (i) a portion of the initial purchase price of the notes is allocable to interest that has accrued prior to the issue date

(“pre-issuance accrued interest”), (ii) the first stated interest payment on the notes is to be made within one year of the issue date, and (iii) such payment will equal or exceed the amount of pre-issuance accrued interest, then U.S. holders may elect to exclude the pre-issuance accrued interest from the issue price of the notes. In that event, a portion of the first interest payment will be treated as a nontaxable return of the pre-issuance accrued interest and not as an amount payable on the notes. U.S. holders should consult their tax advisers concerning the U.S. federal income tax treatment of pre-issuance accrued interest.

Joint Lead Managers and Joint Bookrunners (and Underwriting Commitment):	Barclays Capital Inc. (18.8%)
Citigroup Global Markets Inc. (18.8%)
Deutsche Bank Securities Inc. (18.8%)
Greenwich Capital Markets, Inc. (18.8%)
HSBC Securities (USA) Inc. (18.8%)

Co-Managers:	Lloyds TSB Bank plc (1.5%)
Mitsubishi UFJ Securities International plc (1.5%)
Mizuho International plc (1.5%)
SG Americas Securities, LLC (1.5%)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, Barclays Capital Inc. toll free at 1-888-227-2275, Ext. 2663, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, Greenwich Capital Markets, Inc. toll free at 1-866-884-2071 or HSBC Securities (USA) Inc. toll free at 1-866-811-8049.
Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

BRITISH TELECOMMUNICATIONS PLC
$500,000,000 5.95% Notes due 2018
PRICING TERM SHEET

Issuer:	British Telecommunications plc

Security:	5.95% Notes due January 15, 2018

Further Issuance:	The notes are a further issuance of the $600,000,000 principal amount of the 5.95% Notes due January 15, 2018 that we issued on December 12, 2007 (the “December notes”). The notes offered hereby will form a single series with the December notes and will have the same terms other than the initial offering price. The notes will have the same CUSIP number and will trade interchangeably with the December notes immediately upon settlement. Upon completion of this offering, $1,100,000,000 aggregate principal amount of 5.95% Notes due January 15, 2018 will be outstanding.

Size:	$500,000,000

Maturity Date:	January 15, 2018

Coupon:	5.95%

Interest Payment Dates:	January 15 and July 15, commencing July 15, 2008

Price to Public:	96.500% plus accrued interest from December 12, 2007

Aggregate Accrued Interest:	105 days = $8,677,083.33

Benchmark Treasury:	3.50% due February 2018

Benchmark Treasury Spot and Yield:	101-12+, 3.334%

Spread to Benchmark Treasury:	+ 310 bps

Yield:	6.434%

Optional Redemption:	Treasury Rate plus 0.30%

Trade Date:	March 19, 2008

Expected Settlement Date:	March 27, 2008 (T+5)

Denominations:	$100,000 x $1,000

CUSIP:	11102A AA9

ISIN:	US11102AAA97

Anticipated Ratings:	Moody’s: Baa1 (stable outlook)
S&P: BBB+ (stable outlook)
Fitch: BBB+ (stable outlook)

U.S. Federal Income Taxation:	The notes should form part of a “qualified reopening” for U.S. federal income tax purposes and, therefore, should be treated as fungible with the December notes for U.S. federal income tax purposes.

If (i) a portion of the initial purchase price of the notes is allocable to interest that has accrued prior to the issue date (“pre-issuance accrued interest”), (ii) the first stated interest payment on the notes is to be made within one year of the issue date, and (iii) such payment will equal or exceed the amount of pre-issuance accrued interest, then U.S. holders may elect to exclude the pre-issuance accrued interest from the issue price of the notes. In that event, a portion of the first interest payment will be treated as a nontaxable return of the pre-issuance accrued interest and not as an amount payable on the notes. U.S. holders should consult their tax advisers concerning the U.S. federal income tax treatment of pre-issuance accrued interest.

Joint Lead Managers and Joint Bookrunners (and Underwriting Commitment):	Barclays Capital Inc. (18.8%)
Citigroup Global Markets Inc. (18.8%)
Deutsche Bank Securities Inc. (18.8%)
Greenwich Capital Markets, Inc. (18.8%)
HSBC Securities (USA) Inc. (18.8%)

Co-Managers:	Lloyds TSB Bank plc (1.5%)
Mitsubishi UFJ Securities International plc (1.5%)
Mizuho International plc (1.5%)
SG Americas Securities, LLC (1.5%)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, Barclays Capital Inc. toll free at 1-888-227-2275, Ext. 2663, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, Greenwich Capital Markets, Inc. toll free at 1-866-884-2071 or HSBC Securities (USA) Inc. toll free at 1-866-811-8049.
Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.